METROPOLITAN FINANCIAL CORPORATION
EXECUTIVE MANAGEMENT SEVERANCE PAY PLAN



As Adopted Effective as of March 23, 1993

METROPOLITAN FINANCIAL CORPORATION
EXECUTIVE MANAGEMENT SEVERANCE PAY PLAN

Table of Contents
_________________

                                                                    Page

ARTICLE 1   Introduction                                               1

     1.1    Plan Name                                                  1
     1.2    Plan Type                                                  1
     1.3    Plan Purpose                                               1

ARTICLE 2   Definitions, Construction and Interpretations              2

     2.1    Administrator                                              2
     2.2    Base Pay                                                   2
     2.3    Code                                                       2
     2.4    Company                                                    2
     2.5    Comparable Position                                        2
     2.6    Effective Date                                             2
     2.7    Eligible Employee                                          3
     2.9    ERISA                                                      3
     2.10   Governing Law                                              3
     2.11   Headings                                                   3
     2.12   Notice of Qualifying Termination                           3
     2.13   Number and Gender                                          3
     2.14   Officers                                                   3
     2.15   Plan                                                       3
     2.16   Qualifying Termination                                     3
     2.17   Termination Date                                           4

ARTICLE 3   Eligibility for Benefits                                   5

     3.1    Eligibility Requirements                                   5
     3.2    Certain Qualifying Terminations Before Effective Date      5
     3.3    Special Acquisition Agreement Benefits                     5
     3.4    Other Special Benefits                                     5

ARTICLE 4   Benefits                                                   6

    4.1     Cash Payment                                               6
    4.2     Continuation of Welfare Benefits                           7
    4.3     Continued Job Posting                                      7
    4.4     Limitation on Benefits                                     7

ARTICLE 5   Administration                                             8

    5.1     Administration                                             8
    5.2     Benefit Claims                                             8
    5.3     Funding                                                    9
    5.4     Amendment and Termination                                  9

ARTICLE 6   Miscellaneous                                             10

    6.1     No Employment Rights Created                              10
    6.2     Withholding and Offsets                                   10
    6.3     Integration with Other Benefit Programs                   10
    6.4     Binding Plan                                              10
    6.5     Notices                                                   10

METROPOLITAN FINANCIAL CORPORATION EXECUTIVE MANAGEMENT SEVERANCE PAY PLAN
1
 Introduction
 ____________

.1   Plan Name.  The name of the Plan is the "Metropolitan Financial
Corporation Executive Management Severance Pay Plan."

.2   Plan Type.  The Plan is unfunded and is maintained by the Company primarily for the purpose of providing benefits for a select group of management or highly compensated employees. As such, the Plan is intended to be exempt from the provisions of Parts 2 through 4 of Subtitle B of Title I and from Title IV of ERISA by operation of sections 201(2), 302(a)(3), 401(a)(1) an 4021(b)(6) thereof, respectively.  The Plan is not intended to qualify under Code section
401(a).

2

.3   Plan Purpose.  The purpose of the Plan is to provide Eligible
Employees who experience a Qualifying Termination with temporary financial support during their transition to new employment.

 Definitions, Construction and Interpretations
 _____________________________________________

The definitions and rules of construction and interpretation set forth in this Article 2 apply in construing the Plan unless the context otherwise indicates.

.1   Administrator.  The "Administrator" of the Plan is the Company's
Senior Vice President of Human Resources or an individual to whom administrative responsibilities are delegated pursuant to Article 5, as the context requires.

.2   Base Pay.  The "Base Pay" of an Eligible Employee is his or her
annual base salary or wages from his or her Employer at the rate in effect on the date Notice of Qualifying Termination is given. Base Pay includes only regular cash salary and wages and is determined before any reduction for deferrals pursuant to any nonqualified deferred compensation plan or arrangement, qualified cash or deferred arrangement or cafeteria plan.

.3   Code.  The "Code" is the Internal Revenue Code of 1986, as amended.
Any reference to a specific provision of the Code includes a reference to such provision as it may be amended from time to time and to any successor provision.

.4   Company.  The "Company" is Metropolitan Financial Corporation or
any successor thereto.

.5   Comparable Position.  A "Comparable Position" is an employment position that meets the following criteria:

(a) the work location is within the same community or metropolitan area as the Eligible Employee's current work location;

(b) the annual base cash salary or wage rate of the new position is not less than 80 percent of the Eligible Employee's Base Pay;

(c) the daily work schedule of the new position is substantially similar to the Eligible Employee's current daily work schedule; and

(d) the availability of the position is not contingent on the Eligible Employee's investment of capital.

These criteria are intended to be exhaustive; no other criteria will be taken into account. Thus, an employment position will not fail to be a Comparable Position because it involves a change in, for example, type of position, job classification (for example, regular or transitional), official title, salary midpoint or other perquisites or job conditions.

.6   Effective Date.  The "Effective Date" of this Plan is July 1, 1993, except that the Plan may be applied retroactively to January 1, 1993 in accordance with Section 3.2.


.7   Eligible Employee.  An "Eligible Employee" is an individual who performs services for an Employer as a common law employee and (a) (1) is classified as a "regular" employee pursuant to the Employer's applicable employment policies, and (2) has a salary grade classification of 20 or above, or (b) is employed in a temporary position with an Employer if, immediately preceding his or her employment in the temporary position, such individual was employed by an Employer or by a business that was acquired by an Employer in a permanent position that had a salary grade classification of 20 or above or the equivalence thereof.

.8   Employer.  An "Employer" is the Company and each member of a controlled group of corporations (within the meaning Code section 414(b)), or a group of trades or businesses under common control (within the meaning of Code section 414(c)), that includes the Company, or all of them collectively, as the context acquires. An Employer that ceases to be a member of the controlled group of corporations, or group of trades or businesses under common control, that includes the Company, will cease to be an Employer except with respect to liabilities under the Plan attributable to Qualifying Terminations occurring before it ceases to be an Employer.

.9   ERISA.  "ERISA" is the Employee Retirement Income Security Act of
1974, as amended. Any reference to a specific provision of ERISA includes a reference to such provision as it may be amended from time to time and to any successor provision.

.10 Governing Law. Except to the extent that state law is preempted by provisions of the ERISA, as amended, or any other laws of the United States in effect from time to time, the Plan will be administered, interpreted, construed and enforced according to the internal, substantive laws of the State of Minnesota, without regard to the conflict of law rules of the State of Minnesota or of any other jurisdiction.

.11 Headings. The headings of articles and sections are included solely for convenience. If there is a conflict between a heading and the text of the Plan, the text will control.

.12  Notice of Qualifying Termination.  A "Notice of Qualifying
Termination" is a written notice provided by the Employer to an Eligible Employee which indicates that a termination of employment is a Qualifying Termination.

.13 Number and Gender. Whenever appropriate, the singular number may be read as the plural, the plural may be read as the singular and a reference to one gender may be read as a reference to the other.

.14 Officers. Any reference in this Plan to a particular officer of an Employer also refers to the functional equivalent of such officer if the title or responsibilities of that office change.

.15  Plan.  The "Plan" is the Metropolitan Financial Corporation
Executive Management Severance Pay Plan as set forth in this instrument as it may be amended from time to time.

.16  Qualifying Termination.  (A) Subject to Subsection (B), a
"Qualifying Termination" with respect to an Eligible Employee is a complete termination of his or her employment relationship with all Employers as a result of:

(1) the elimination of the Eligible Employee's position by an Employer for any reason other than the Eligible Employee's job performance, death, or permanent physical or mental incapacity;

(2) the replacement of the Eligible Employee with another employee of an Employer for any reason other than the Eligible Employee's job performance, death, or permanent physical or mental incapacity;

(3) the Eligible Employee's refusal to accept a position with an Employer that is not a Comparable Position; or

(4) the sale, transfer or other disposition of all or any part of the assets of the Employer if the Eligible Employee is neither offered a Comparable Position nor accepts any position with the transferee of such assets.

(B) An Eligible Employee whose termination of employment is described in Subsection (A) will not be considered to have experienced a Qualifying Termination if:

(1) the Eligible Employee voluntarily resigns under any circumstance other than that described in Subsection (A)(3);

(2) the Eligible Employee refuses to interview for or accept a Comparable Position with an Employer;

(3) the Eligible Employee refuses to accept a Comparable Position or accepts any position with an entity in which an Employer has an ownership interest; or

(4) the Eligible Employee's Employer ceases to be an Employer as a result of the sale, transfer or other disposition of all or any of the capital stock of such Employer, whether or not the Eligible Employee's employment is terminated at any time after such sale, transfer, or other disposition.

.17 Termination Date. The "Termination Date" of an Eligible Employee is his or her last day of employment in connection with a Qualifying Termination.

3
 Eligibility for Benefits
 ________________________

.1   Eligibility Requirements.  An Eligible Employee is entitled to the benefits provided in Article 4 upon his or her Qualifying Termination but only if he or she signs and delivers to the Administrator:

(a) a release or waiver of employment-related claims, in form prescribed by the Administrator, and

(b) an agreement of the type described in Section 4.4(A)(1), in form prescribed by the Administrator.

The Administrator may, on a case-by-case basis, elect not to require a release pursuant to clause (a) or an agreement pursuant to clause (b). Any such election by the Administrator with respect to a particular Eligible Employee applies only to that Eligible Employee and does not in any way limit the Administrator's right to require any other Eligible Employee to provide the release, the agreement or both.

.2   Certain Qualifying Terminations Before Effective Date.  An Eligible
Employee who (a) experiences a Qualifying Termination after December 31, 1992 but prior to the Effective Date and (b) did not become an Eligible Employee in connection with an acquisition after December 31, 1992, will be entitled to all benefits provided by the Plan, except that the cash payment determined under Section 4.1 will equal the greater of (y) the amount determined in accordance with Section 4.1(A) or (z) his or her Base Pay multiplied by a fraction, the numerator of which is the number of continuous and complete six-calendar-month periods between the Eligible Employee's adjusted date of hire (as reflected in the Employer's personnel files) and the Termination Date, and the denominator of which is 52.

.3   Special Acquisition Agreement Benefits.  If the definitive agreement pursuant to which an Employer acquires any business contains special rules applicable to the entitlement to or amount or type of severance benefits to be provided to an Eligible Employee who became such in connection with the acquisition, those special rules will be deemed to be part of the Plan and will be applied in lieu of any contrary provisions of the Plan; provided that those special rules will automatically expire six months following the date of the definitive agreement unless such agreement expressly states otherwise.

.4   Other Special Benefits.  The Administrator may (a) provide severance benefits to any Eligible Employee who is not otherwise entitled to such benefits and (b) provide severance benefits in excess of the amount provided by the Plan to any Eligible Employee who is entitled to benefits under the Plan. In either case, the amount and type of such benefits will be determined by the Administrator in his or her discretion but will be deemed to be provided pursuant to the Plan.

4
 Benefits
 ________

.1   Cash Payment.  (A) Subject to Section 4.4, upon his or her
Qualifying Termination, an Eligible Employee will receive a cash payment in an amount equal to the sum of (1) the amount of Base Pay the Eligible Employee would have received if he or she had remained employed in the same position for the 30 calendar day period following his or her Termination Date, plus (2) the amount of the Eligible Employee's Base Pay multiplied by a fraction, the numerator of which is his or her "days of pay" and the denominator of which is 364.

(A) For purposes of Subsection (A), "days of pay" with respect to an Eligible Employee equals the product of the number of continuous calendar years between his or her adjusted date of hire (as reflected in the Employer's personnel files) and his or her Termination Date multiplied by seven. For any such period of employment that is less than 12 complete calendar months, the following "days of pay" will be assigned:

(1) one "day of pay" if the period includes at least two but less than four calendar months;

(2) two "days of pay" if the period includes at least four but less than six calendar months;

(3) three "days of pay" if the period includes at least six but less than eight calendar months;

(4) four "days of pay" if the period includes at least eight but less than ten calendar months; and

(5) five "days of pay" if the period includes at least ten but less than 12 calendar months.

(C) Upon his or her Qualifying Termination, an Eligible Employee will receive an amount, in addition to the amount determined under Subsection
(A), equal to the amount, if any, by which (1) the Eligible Employee's Base Pay exceeds (2) the amount determined under Subsection (A).

(D) The amount determined under Subsection (A) will be paid (1) in a single lump sum payment as soon as administratively practicable after the Eligible Employee's Termination Date, or (2) if the Administrator in his or her discretion so decides, in periodic payments made on the same basis (weekly, semi-monthly or monthly) as such Eligible Employee's Base Pay on his or her Termination Date subject to the Administrator's retained right to at any time cause any remaining periodic payments to be paid in a single lump sum payment; provided, that in no case will payments be made or begin before the end of any rescission period arising under applicable law or Plan rule in connection with the
Eligible Employee's release pursuant to clause (a) of Section 3.1.   The
amount determined under Subsection (C) will be paid in accordance with Subsection (D)(1).


.2   Continuation of Welfare Benefits.  Subject to Section 4.4, an
Eligible Employee who is receiving periodic payments pursuant to Section
4.1 will be entitled to continue medical, dental and life insurance coverage at the same cost and on the same basis as active employees of his or her Employer during the period in which periodic payments continue. If coverage is not uniform throughout the Employer, an Eligible Employee will be entitled to the same coverage, at the same cost and on the same basis, as active employees in the position the Eligible Employee left, or in a comparable position if the position has been eliminated. The continuation period under federal and state continuation laws, to the extent applicable, will begin to run from the date coverage pursuant to this Section 4.2 ends.

.3   Continued Job Posting.  An Eligible Employee who is entitled to benefits under this Plan may continue to post for job opportunities with any Employer during the "limitation period" (described in Section
4.4(A)(2)).

.4   Limitation on Benefits.  (A)  (1)  If an Eligible Employee who
becomes entitled to benefits under the Plan is reemployed during the "limitation period" (described in clause (2)) by (a) an Employer, (b) any entity from whom an Employer acquired a business or any affiliate of such an entity, or (c) any entity that acquired any part of the assets or business of an Employer or any affiliate of such an entity, then all periodic payments under Section 4.1 will immediately stop. If the Eligible Employee received a lump sum payment from an Employer pursuant to Section 4.1, he or she must repay the Employer an amount equal to the amount he or she received less the total amount of periodic payments he or she would have received through his or her reemployment date had his or her benefit been paid in that form. The Administrator may require any Eligible Employee to sign an agreement to make such a repayment as a condition to making a lump sum payment but the Administrator's failure to do so does not relieve an Eligible Employee of his or her repayment obligation.

(1) For purposes of Subsection (A) and Section 4.3, the "limitation period" with respect to an Eligible Employee begins on his or her Termination Date and ends on the last day of the last pay period for which he or she would have received a periodic payment pursuant to
Section 4.1 if his or her benefit had been paid periodically (regardless of the actual payment form).

(B) The amount of benefits to which an Eligible Employee would otherwise be entitled under the Plan will be reduced by the full amount of any benefits the Employer is required to provide to the Eligible Employee under any provision of law on account of the termination of employment, including, but not limited to, any payments made to satisfy an actual or potential claim of an Eligible Employee under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. 2101 et seq. ("WARN"), or a similar law of any state. The Administrator will, in his or her discretion, determine how the reduction will be made.

5
 Administration
 ______________

.1   Administration.  (A) The Plan will be administered by the Company's
Senior Vice President of Human Resources, who is the "named fiduciary" of the Plan for purposes of ERISA. The Senior Vice President of Human Resources may delegate part or all of his or her administrative responsibilities to another individual. Each delegation must be in writing and may apply to a specified individual or the holder of a specified position as the delegate. A designation of the holder of a specified position will be deemed to include a designation of the successor to the administrative functions of such position if the title or functions of such position change. The designation of a specified employee will be revoked automatically if he or she ceases to be an employee.

(A) The Administrator has the discretionary power and authority to adopt such rules as he or she deems advisable in connection with the administration of the Plan, and to construe, interpret, apply and enforce the Plan and any such rules.

(B) The Administrator will, consistent with the terms of the Plan, in his or her discretion, determine whether an individual is entitled to benefits under the Plan, and, if so, the amount and duration of, and continuing entitlement to, such benefits. The Administrator's determinations will be conclusive and binding on all parties affected by the determination. The Administrator may exercise his or her discretionary power and authority on a case-by-case basis. No decision of the Administrator in any way limits or impairs his or her discretion relative to future decisions, including those involving similarly situated persons.

(C) The Employers will indemnify and hold harmless the Administrator, to the greatest extent permitted by law, against any and all liabilities, losses, costs and expenses (including legal fees) of every kind and nature that may be imposed on, incurred by or asserted against the Administrator at any time by reason of his or her services in connection with the Plan, but only if he or she did not act dishonestly or in bad faith or in willful violation of the law under which the liability, loss, cost or expense arises. The Employers have the right but not the obligation to select counsel and control the defense and settlement of any action for which an individual may be entitled to indemnification under this provision.

(D) If any person with administrative authority becomes eligible or makes a claim for Plan benefits, he or she will have no authority with respect to any matter specifically affecting his or her individual interest under the Plan and the Company's Senior Vice President of Human Resources will exercise such authority directly, or will designate another person to exercise such authority, unless the matter relates to his or her interest in the Plan, in which case the Company will designate another person to exercise such authority.

.2   Benefit Claims.  A person whose employment relationship with the
Employers has terminated and who has not been awarded benefits under the Plan may, within 60 days after his or her employment has terminated, file a written request for severance benefits with the Administrator. The Administrator will review such request and will notify the claimant of his or her decision within 90 days after such request is filed. If the Administrator denies the claim for severance benefits, the notice of the denial will contain

(a)  the specific reason for the denial,

(b) a specific reference to the provision of the Plan on which denial is based,

(c) a description of any additional information or material necessary for the person to perfect his or her claim (and an explanation of why such information is material or necessary), and

(d)  an explanation of the Plan's claim review procedure.

If the Administrator determines that a claimant is not eligible for benefits, or if the claimant believes that he or she is entitled to greater or different benefits, the claimant may file a petition for review with the Administrator within 60 days after the claimant receives the notice issued by the Administrator. Within 60 days after the Administrator receives the petition, the Administrator will give the claimant (and his or her counsel, if any) an opportunity to present his or her position to the Administrator orally or in writing, and the claimant (or his or her counsel) will have the right to review the pertinent documents. Within 60 days after the hearing (or the date of receipt of the petition if the claimant presents his or her position in writing) the Administrator will notify the claimant of his or her decision in writing, stating the decision and the specific provisions of the Plan on which the decision is based.

.3   Funding.  Benefits payable to an Eligible Employee under this Plan will be paid only from the general assets of the Employer with whom he or she was employed immediately before his or her Termination Date. If an Eligible Employee was simultaneously employed by more than one Employer immediately before his or her Termination Date, each such Employer will pay a portion of his or her benefits under the Plan that bears the same ratio to his or her Base Pay from the Employer as the total payments bear to his or her aggregate Base Pay from all such Employers. No person has any right to or interest in any specific assets of any Employer by reason of this Plan. To the extent benefits under this Plan are not paid when due, the person to whom such benefits are payable is a general unsecured creditor of the Employer in question with respect to the amounts due.

.4   Amendment and Termination. (A) The Company reserves the right to amend or terminate the Plan at any time. The Company's Senior Vice President of Human Resources is authorized, on behalf of the Company, to amend the Plan in any manner that is not reasonably expected to have a material financial impact on an Employer. Any amendment must be set forth in a written instrument and will be effective as of the date specified in such instrument.

(A) No person has any right to benefits under this Plan until he or she incurs a Qualifying Termination as an Eligible Employee. An Eligible Employee's right to benefits under this Plan, if any, will be determined solely under the provisions of the Plan in effect at the time of his or her receipt of Notice of Qualifying Termination and such terms may be changed or the Plan may be terminated at any time and to any extent before then.

6
 Miscellaneous
 _____________

.1   No Employment Rights Created.  No Eligible Employee has any right to continuing employment with an Employer as a result of this Plan. Neither the establishment or continuation of the Plan limits the right of any Employer to discharge any Eligible Employee or to otherwise deal with him or her without regard to the effect such action might have upon him or her with respect to the Plan.

.2   Withholding and Offsets. (A) Each Employer retains the right to withhold from any amounts due under the Plan, any income, employment, payroll, excise and other taxes as the Employer may, in its sole discretion, deem necessary.

(A) To the full extent permitted by applicable law, each Employer retains the right to offset against any amount otherwise due to any person under the Plan any amounts then owing and payable by such person to the Employer and, as a condition of receiving any benefits under this Plan, such person must, if required by the Administrator, sign and deliver to the Administrator a consent to such offset.

.3   Integration with Other Benefit Programs.  Benefits payable under this Plan, whether paid in a lump sum or in periodic payments, will not increase or decrease the benefits otherwise available to an Eligible Employee under any Employer's retirement plan, welfare plan or any other employee benefit plan or program unless otherwise expressly provided in any particular plan or program; provided that an Eligible Employee who receives any benefits under this Plan is not eligible to receive benefits under any other severance pay plan of the Employer. Except as provided in Section 4.2, payments and benefits provided through any Employer's retirement plan, welfare plan or any other employee benefit plan or program will be exclusively controlled by the terms of such other plan or program.

.4   Binding Plan.  The Plan is for the benefit of, and is enforceable by, each Eligible Employee. An Eligible Employee may not assign any of his or her rights or delegate any of his or her obligations under the Plan. If an Eligible Employee dies after becoming entitled to, but before receiving, cash payments pursuant to Section 4.1, the cash payments and all other benefits under the Plan will immediately cease.

.5   Notices.  For the purposes of the Plan, notices and all other communications provided for in, or required under, the Plan must be in writing and will be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid and addressed to an Eligible Employee's or an Employer's (as the case may be) respective address (provided that all notices to an Employer must be directed to the attention of the Administrator). For purposes of any such notice requirement, an Employer will use an Eligible Employee's most current address on file in the Employer's personnel records. Any notice of an Eligible Employee's change of address will be effective only upon receipt by the Employer.

METROPOLITAN FINANCIAL CORPORATION
EXECUTIVE MANAGEMENT SEVERANCE PAY PLAN

First Declaration of Amendment
______________________________



Pursuant to resolution of the Metropolitan Financial Corporation Board of Directors, the Metropolitan Financial Corporation Executive
Management Severance Pay Plan is amended by adding a new Section 6.6 which reads as follows:

"6.6 Special Restrictions. Notwithstanding any other provision of the Plan to the contrary, the provisions of this Section 6.6 apply in the case of any Eligible Employee who is employed by an Employer that is a "savings association" within the meaning of 12 USC 1813(b)(1) (an "Association") to the extent a benefit is otherwise required to be provided to the Eligible Employee by the Association.

(1) The Association's board of directors may terminate the Eligible Employee's employment at any time, but any termination by the Association's board of directors, other than termination for cause, shall not prejudice the Eligible Employee's right to benefits under the Plan. The Eligible Employee shall have no right to receive compensation or other benefits for any period after termination for cause. Termination for cause shall include termination because of the Eligible Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order, or material breach of any provision of an employment contract.

(2) If the Eligible Employee is suspended and/or temporarily prohibited from participating in the conduct of the Association's affairs by a notice served under section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 USC 1818(e)(3) and (g)(1)), the Association's obligations under the Plan shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Association may in its discretion (1) pay the Eligible Employee all or part of the benefits withheld while its contract obligations were suspended and (2) reinstate (in whole or in part) any of its obligations which were suspended.

(3) If the Eligible Employee is removed and/or permanently prohibited from participating in the conduct of the Association's affairs by an order issued under section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 USC 1818(e)(4) or (g)(1)), all obligations of the Association under the Plan shall terminate as of the effective date of the order, but vested rights of the Eligible Employee shall not be affected.

(4) If the Association is in default (as defined in section 3(x)(1) of the Federal Deposit Insurance Act), all obligations under the Plan shall terminate as of the date of default, but this clause (d) shall not affect any vested rights of the Eligible Employee.

(5) All obligations under the Plan shall be terminated, except to the extent determined that continuation of the Plan is necessary for the continued operation of the Association:

(1)by the Director of the Office of Thrift Supervision or his or her designee, at the time the Federal Deposit Insurance Corporation or the Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Association under the authority contained in section 13(c) of the Federal Deposit Insurance Act; or

(2)by such Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Association or when the Association is determined by the Director to be in an unsafe or unsound condition.

Any rights of the parties that have already vested, however, shall not be affected by such action.

(6) Any payments made by the Association to the Eligible Employee pursuant to the Plan, or otherwise, are subject to and conditioned upon their compliance with 12 USC 1828(k) and any regulations promulgated thereunder."

The foregoing amendment is effective as of March 23, 1993.

METROPOLITAN FINANCIAL CORPORATION
EXECUTIVE MANAGEMENT SEVERANCE PAY PLAN

Second Declaration of Amendment
_______________________________

Pursuant to resolution of the Metropolitan Financial Corporation Board of Directors, the Metropolitan Financial Corporation Executive
Management Severance Pay Plan is amended in the following manner:



(ii)  Section 2.7 is amended to read as follows:

"2.7Eligible Employee. An "Eligible Employee" is an individual who performs services for an Employer as a common law employee and (a) is classifed as a "regular" employee pursuant to the Employer's applicable employment policies, and (b) has a salary grade classification of 21 or above."

(iii)  Section 4.1(B) is amended to read as follows:

"(B)For purposes of Subsection (A), "days of pay" with respect to an Eligible Employee equals the product of the number of continuous calendar years between his or her adjusted date of hire (as reflected in the Employer's personnel files and, if applicable, as limited by Appendix A) and his or her Termination Date multiplied by seven. For any such period of employment that is less than 12 complete calendar months, the following "days of pay" will be assigned:

(1)one "day of pay" if the period includes at least two but less than four calendar months;

(2)two "days of pay" if the period includes at least four but less than six calendar months;

(3)three "days of pay" if the period includes at least six but less than eight calendar months;

(4)four "days of pay" if the period includes at least eight but less than ten calendar months; and

(5)five "days of pay" if the period includes at least ten but less than 12 calendar months."

(iv)  A new Appendix A is added to the Plan as follows:

"Appendix A

Limitation on Adjusted Date of Hire
for Certain Eligible Employees

For purposes of determining "days of pay" under Section 4.1(B) of the Plan, the adjusted date of hire of an Eligible Employee who was employed with an acquired entity named below immediately prior to employment with an Employer will in no case precede the date indicated.

Acquired Entity   Earliest Adjusted Date of Hire

Rocky Mountain Bank, FSB
or any related entity          December 16, 1988"


The foregoing amendments are effective as of January 1, 1994.